EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI
650 Page Mill Road
Palo Alto, California 94304-1050
Telephone: (650) 493-9300 Facsimile: (650) 493-6811

September 21, 2000

ADAC Laboratories
540 Alder Drive
Milpitas, California 95035

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 22, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 990,000 shares of your Common Stock reserved for issuance (the "Shares") under the 1999 Long-Term Incentive Plan (the "1999 Plan"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the 1999 Plan.

It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the 1999 Plan and pursuant to the agreements which accompany the 1999 Plan, the Shares will be legally and validly issued, fully paid and non- assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Sincerely, WILSON SONSINI GOODRICH & ROSATI Professional Corporation /s/ Wilson Sonsini Goodrich & Rosati